UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 27, 2023

Atlis Motor Vehicles, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41509	81-4308534
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1828 N. Higley Rd. Ste 116, Mesa, AZ 85205
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (602) 309-5425

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AMV	NASDAQ

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12B-2 of the Securities Exchange act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

As previously disclosed, on January 5, 2023, Atlis Motor Vehicles, Inc. (the “Company”) entered into an amendment (the “Purchase Agreement Amendment”) to the Securities Purchase Agreement, dated as of November 3, 2022 (the “Purchase Agreement”), with each institutional investor party to the Purchase Agreement (collectively, the “Investors”), pursuant to which the Company and each Investor agreed, among other things, that, upon the terms and subject to the conditions stated therein, each Investor shall have the right, severally and not jointly, to purchase in a second tranche of funding (the “Second Tranche”) a base allocation of $5.0 million in Senior Secured Original Issue 10% Discount Convertible Promissory Notes (“Notes”), which are convertible into shares of the Company’s Class A common stock, and warrants (“Warrants”) to purchase a number of shares of the Company’s Class A common stock equal to 30% of the face value of the Notes divided by the volume weighted average price.

On January 27, 2023, each Investor exercised its right to purchase $5.0 million aggregate principal amount of Notes and Warrants in the Second Tranche, with gross proceeds to the Company of $4.5 million (or $10.0 million aggregate principal amount of Notes and Warrants for all Investors, with gross proceeds to the Company of $9.0 million). The Second Tranche is expected to close on or about January 31, 2023, subject to customary closing conditions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlis Motor Vehicles, Inc.

Date: January 27, 2023	By:	/s/ Mark Hanchett
Mark Hanchett Chief Executive Officer